Exhibit 99.1

Gladstone Land Corporation Announces Nasdaq Listing of Series C Preferred Stock

MCLEAN, VA / ACCESSWIRE / May 30, 2023 / Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today announced that it has applied to list its 6.00% Series C Preferred Stock (the “Series C Preferred”) on the Nasdaq Global Market under the ticker “LANDP.” Pending Nasdaq approval, the Company expects the listing of its Series C Preferred to be effective on or about June 8, 2023, following the filing of Gladstone Land’s Form 8-A12B and Nasdaq’s listing certification with the U.S. Securities and Exchange Commission (the “SEC”).

The Company originally issued the Series C Preferred at $25.00 per share through a $255 million continuous registered non-listed offering, beginning in April 2020, which was completed in December 2022. Pursuant to the prospectus supplement for the offering, Gladstone Land intended to list the Series C Preferred on a national securities exchange within one year from the end of the offering. The one-year anniversary of the termination date, or date on which the $255 million offering was sold-out, would have been December 31, 2023. The 6.0% dividend rate (calculated on the $25 per share par value) remains unchanged upon the listing. The Series C Preferred redemption plan is terminated effective today in connection with the anticipated listing, as outlined in the prospectus supplement dated August 24, 2022.

“We are very pleased that we are able list our Series C Preferred Stock on Nasdaq in well under one year from the end of the offering,” said David Gladstone, Chairman and CEO of Gladstone Land. “By issuing this preferred stock through the independent broker-dealer and RIA channels following our successful offering and listing of the Gladstone Land Series B Preferred Stock, we believe we demonstrated that we continue to have access to capital through diverse sources and we believe it further underscores investors’ belief in our business model.”

Gladstone Securities LLC acted as managing broker dealer in the Series C Preferred offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Land Corporation:

Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers. The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 169 farms, comprised of approximately 116,000 acres in 15 different states and 45,000 acre-feet of banked water in California, valued at a total of approximately $1.6 billion. Gladstone Land’s farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The

Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 20-plus years and harvested annually. Approximately 40% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 10% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers. Gladstone Land pays monthly distributions to its stockholders and has paid 123 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 30 times over the prior 33 quarters, and the current per-share distribution on its common stock is $0.046 per month, or $0.552 per year. Additional information, including detailed information about each of the Company’s farms, can be found at www.GladstoneLand.com.

Forward-Looking Statements:

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the captions “Forward-Looking Statements” and “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 21, 2023 and our other filings with the SEC including but not limited to the related prospectus supplement. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

For further information: Gladstone Land, 703-287-5893

SOURCE: Gladstone Land Corporation